EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements ((i) on Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083, No. 333-157286, No. 333-165811and No. 333-198664 and (ii) on Forms S-8 No. 333-157283, No. 333-165807, No. 333-175405 and No. 333-189326)), of our reports dated February 12, 2015, relating to our audits of the Combined Statement of Revenues and Certain Expenses of the New Jersey Properties for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ PKF O'Connor Davies
a division of O'Connor Davies, LLP

New York, New York
February 12, 2015

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